SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No.1)(1)


                                 EQUITEX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.02 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  294592 30 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [_]  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 294592 30 8                  13G                     Page 2 of 6 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

SCOTT A. LUCAS
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,681,868
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,681,868
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


1,681,868 (INCLUDES 599,001 SHARES UNDERLYING COMMON STOCK PURCHASE WARRANTS)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.77%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN
________________________________________________________________________________

CUSIP No. 294592 30 8                  13G                     Page 3 of 6 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

SUSAN LUCAS
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,681,868
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,681,868
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


1,681,868 (INCLUDES 599,001 SHARES UNDERLYING COMMON STOCK PURCHASE WARRANTS)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.77%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN
________________________________________________________________________________

CUSIP No. 294592 30 8                  13G                     Page 4 of 6 Pages
________________________________________________________________________________
Item 1(a).  Name of Issuer:

EQUITEX, INC.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

7315 EAST PEAKVIEW AVENUE
ENGLEWOOD, COLORADO 80111
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

SCOTT A. LUCAS
SUSAN LUCAS
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

5770 ROOSEVELT BLVD, SUITE 410
CLEARWATER, FLORIDA 33760
________________________________________________________________________________
Item 2(c).  Citizenship:

UNITED STATES
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

COMMON STOCK, $.02 PAR VALUE
________________________________________________________________________________
Item 2(e).  CUSIP Number:

294592 30 8
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
     (d) [_] Investment company registered under Section 8 of the Investment Company Act.
     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 294592 30 8                  13G                     Page 5 of 6 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          1,681,868 - which includes 1,082,867 common shares and 599,001 warrants to purchase common stock. Shares owned jointly by Scott A. Lucas and Susan Lucas as tenants by entirety.
          ______________________________________________________________________
          (b) Percent of class:

          8.77%
          ______________________________________________________________________
     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:                       0
                                                         -----------------------
          (ii) Shared power to vote or to direct the vote:             1,681,868
                                                           ---------------------
          (iii)Sole power to dispose or to direct the disposition of:          0
                                                                      ----------
          (iv) Shared power to dispose or to direct the disposition of:1,681,868
                                                                       ---------
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

________________________________________________________________________________
Item 10.  Certifications.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    FEBRUARY 14, 2002
                                        ----------------------------------------
                                                        (Date)


                                                  /S/  SCOTT A. LUCAS
                                        ----------------------------------------
                                                      (Signature)


                                                     SCOTT A. LUCAS
                                        ----------------------------------------
                                                      (Name/Title)



                                                    /S/ SUSAN LUCAS
                                        ----------------------------------------
                                                      (Signature)


                                                      SUSAN LUCAS
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       EXHIBIT A
                                 SCOTT A. LUCAS
                                   SUSAN LUCAS
                         5770 ROOSEVELT BLVD, SUITE 410
                            CLEARWATER, FLORIDA 33760


February 13, 2002


via Edgar
---------


US Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Ladies and Gentlemen:

Please be advised that the undersigned, Scott A. Lucas and Susan Lucas, are filing jointly, on behalf of each of them, the attached Form 13-G dated February 14, 2002 reporting ownership in issuer Equitex, Inc.

Thank you,


/S/ SCOTT A. LUCAS
_____________________________
Scott A. Lucas


/S/ SUSAN LUCAS
_____________________________
Susan Lucas